SiriusPoint reports sixth consecutive quarter of underwriting profits and strong net income at $90.8m

HAMILTON, Bermuda, April 30, 2024 - SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE:SPNT) today announced results for its first quarter ended March 31, 2024.
•Strong start to 2024. Core combined ratio of 91.4%, 5% improvement versus prior year excluding the loss portfolio transfer, and 2.2% growth in book value per diluted share to $13.64
•Debt restructuring completed. Financial leverage will further reduce by approximately 2.5 points
•Improved Q4’23 BSCR estimate of 255%. Approximately 20% improvement to come in the second quarter as a consequence of the debt restructuring
•ROE guidance of 12-15% during the medium-term. Q1 performance on track
Scott Egan, Chief Executive Officer, said: “Building on the momentum from 2023, we report our sixth consecutive quarter of positive underwriting result. Combined ratio for the Core operations is 91.4%, a 5% improvement over prior year, while net income is $90.8 million for the quarter.
We also saw improvement in our Investment and Fee results. Net investment income was strong at $78.8 million and tracking higher than our FY 2024 guidance. Net service fee income from our Consolidated MGAs increased by 8.2% with an improved service margin of 30.1%. We continued to rationalize our equity stakes in MGAs which are now down to 24 compared to 36 at the start of 2023. We have also added five new distribution partnerships since the start of 2024 providing further evidence of our intent to grow in our targeted areas during the year and into 2025.
During the quarter we made significant progress in further optimizing our balance sheet. We refinanced $400 million of legacy senior notes and redeemed $115 million of legacy senior notes. Together these transactions will reduce our financial leverage by approximately 2.5 points and improve our Q4’23 BSCR estimate of 255% by a further c.20 points. This will make our balance sheet even stronger.
Overall, we are seeing good progress as we continue to execute strongly against our strategic priorities. Our first quarter performance is on track to meet our improved ROE guidance of 12%-15%. Our focus is to maintain this momentum and continue to improve our performance throughout the year.”
First Quarter 2024 Highlights
•Net income available to SiriusPoint common shareholders of $90.8 million, or $0.49 per diluted common share
•Core income of $62.4 million, which includes underwriting income of $44.3 million, Core combined ratio of 91.4%
•Core net services fee income of $19.8 million, with service margin of 30.1%
•Net investment income of $78.8 million
•Book value per diluted common share increased $0.29 per share, or 2.2%, from December 31, 2023 to $13.64 per share
•Return on average common equity of 15.4%
•Debt to capital ratio down to 22.8% compared to 23.8% as of December 31, 2023. Financial leverage will further reduce by approximately 2.5 points as a result of debt restructuring

Key Financial Metrics
The following table shows certain key financial metrics for the three months ended March 31, 2024 and 2023:

	2024	2023
	($ in millions, except for per share data and ratios)
Combined ratio	84.9%	73.8%
Core underwriting income (1)	$44.3	$107.4
Core net services income (1)	$18.1	$16.7
Core income (1)	$62.4	$124.1
Core combined ratio (1)	91.4%	80.5%
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders	15.4%	27.0%
Book value per common share (2)	$14.15	$13.76
Book value per diluted common share (2)	$13.64	$13.35
Tangible book value per diluted common share (1) (2)	$12.79	$12.47
(1)Core underwriting income, Core net services income, Core income and Core combined ratio are non-GAAP financial measures. See definitions in “Non-GAAP Financial Measures” and reconciliations in “Segment Reporting.” Tangible book value per diluted common share is a non-GAAP financial measure. See definition and reconciliation in “Non-GAAP Financial Measures.”
(2)Prior year comparatives represent amounts as of December 31, 2023.
First Quarter 2024 Summary
Consolidated underwriting income for the three months ended March 31, 2024 was $89.6 million compared to $156.5 million for the three months ended March 31, 2023. The decrease in Consolidated underwriting income was driven by lower favorable prior year loss reserve development. Favorable prior year loss reserve development for the three months ended March 31, 2023 included $101.6 million driven by reserving analyses performed in connection with the 2023 LPT. Excluding the favorable development linked to the 2023 LPT, net underwriting income increased by $33.9 million for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. This increase was primarily driven by a lower other underwriting expense ratio resulting from our cost savings program and lower attritional losses, as well as no catastrophe losses for the three months ended March 31, 2024 compared to $12.9 million for the three months ended March 31, 2023.
Reportable Segments
The determination of our reportable segments is based on the manner in which management monitors the performance of our operations, which consist of two reportable segments - Reinsurance and Insurance & Services.
Collectively, the sum of our two segments, Reinsurance and Insurance & Services, constitute our “Core” results. Core underwriting income, Core net services income, Core income and Core combined ratio are non-GAAP financial measures. See reconciliations in “Segment Reporting”. We believe it is useful to review Core results as it better reflects how management views the business and reflects our decision to exit the runoff business. The sum of Core results and Corporate results are equal to the consolidated results of operations.
Core Premium Volume
Gross premiums written decreased by $179.5 million, or 16.9%, to $880.7 million for the three months ended March 31, 2024 compared to $1,060.2 million for the three months ended March 31, 2023. Net premiums earned decreased by $32.9 million, or 6.0%, to $517.8 million for the three months ended March 31, 2024 compared to $550.7 million for the three months ended March 31, 2023. The decreases in premium volume were primarily due to the movement of certain lines from Insurance & Services to Corporate, including the non-renewal of a workers’ compensation program and the planned transition of a cyber program to another carrier, representing $116.8 million of gross premiums written for the three months ended March 31, 2023.
Core Results
Core results for the three months ended March 31, 2024 included income of $62.4 million compared to $124.1 million for the three months ended March 31, 2023. Income for the three months ended March 31, 2024 consists of underwriting income of $44.3 million (91.4% combined ratio) and net services income of $18.1 million, compared to underwriting income of $107.4 million (80.5% combined ratio) and net services income of $16.7 million for the three months ended March 31, 2023. The decrease in net underwriting results was primarily driven by decreased favorable prior year loss reserve development.

Losses incurred included $8.0 million of favorable prior year loss reserve development for the three months ended March 31, 2024 driven by decreased ultimate losses in the credit reinsurance portfolio, compared to $91.9 million for the three months ended March 31, 2023 driven by decreases in the domestic and international property and casualty lines of business in the Reinsurance segment and A&H in the Insurance & Services segment linked to the 2023 LPT.
Excluding the favorable development linked to the 2023 LPT, net underwriting income increased by $25.4 million for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. This increase was driven by a lower other underwriting expense ratio resulting from our cost savings program and lower attritional losses, as well as no catastrophe losses for the three months ended March 31, 2024 compared to $7.0 million the three months ended March 31, 2023.
Reinsurance Segment
Reinsurance generated underwriting income of $39.9 million (84.2% combined ratio) for the three months ended March 31, 2024, compared to underwriting income of $79.7 million (69.3% combined ratio) for the three months ended March 31, 2023. The decrease in net underwriting results was primarily due to decreased favorable prior year loss reserve development compared to the three months ended March 31, 2023 which was linked to the 2023 LPT.
Reinsurance gross premiums written were $356.4 million for the three months ended March 31, 2024, a decrease of $39.8 million, or 10.0%, compared to the three months ended March 31, 2023, primarily driven by lower premiums written in New York casualty and Bermuda specialty.
Insurance & Services Segment
Insurance & Services generated segment income of $22.5 million for the three months ended March 31, 2024, compared to income of $44.2 million for the three months ended March 31, 2023. Segment income for the three months ended March 31, 2024 consists of underwriting income of $4.4 million (98.4% combined ratio) and net services income of $18.1 million, compared to underwriting income of $27.7 million (90.4% combined ratio) and net services income of $16.5 million for the three months ended March 31, 2023. The decrease in underwriting results was primarily driven by adverse prior year loss reserve development of $2.3 million for the three months ended March 31, 2024, compared to favorable prior year loss reserve development of $17.3 million for the three months ended March 31, 2023 which was linked to the 2023 LPT.
Insurance & Services gross premiums written were $524.3 million for the three months ended March 31, 2024, a decrease of $139.7 million, or 21.0%, compared to the three months ended March 31, 2023, primarily driven by the movement of certain lines from Insurance & Services to Corporate, including the non-renewal of a workers’ compensation program and the planned transition of a cyber program to another carrier, representing $116.8 million of gross premiums written for the three months ended March 31, 2023, as well as lower A&H premiums, partially offset by growth in premiums from strategic partnerships.
Corporate
Corporate includes the results of all runoff business, which represents certain classes of business that we no longer actively underwrite, including the effect of the Restructuring Plan and certain reinsurance contracts that have interest crediting features. Corporate results also include asbestos and environmental and other latent liability exposures on a gross basis, which have mostly been ceded, as well as specific workers’ compensation and cyber programs which we no longer write. For the three months ended March 31, 2024, underwriting results reflect a decrease in underwriting income driven by a decrease in favorable prior year loss reserve development for the three months ended March 31, 2024 compared to the three months ended March 31, 2023, which was associated with the 2023 LPT, as well as an increase in acquisition costs due to increased commissions on a sliding scale commission contract that experienced favorable development in the period.
Investments
Total net investment income and realized and unrealized investment gains for the three months ended March 31, 2024 was primarily attributable to net investment income related to interest income from our debt and short-term investment portfolio of $76.9 million. Increased investment income is primarily due to increased interest rates and our rotation of the portfolio from cash and cash equivalents and U.S. government and government agency positions to high-grade corporate debt and other securitized assets, in an effort to better diversify our portfolio.
Total net investment income and realized and unrealized investment gains for the three months ended March 31, 2023 were primarily attributable to net investment income on our debt and short-term investment portfolio of $72.6 million driven by dividend and interest income primarily on U.S. treasury bill and corporate debt positions.

First Quarter Subsequent Events
Debt Refinancing
In April 2024, we issued $400.0 million aggregate principal amount of 7.0% Senior Notes due 2029. In April 2024, we amended our 4.6% 2016 Senior Notes and completed the redemption of all remaining outstanding $400.0 million aggregate principal amount of our 2016 Senior Notes. We also redeemed all $115.0 million aggregate principal amount of our 2015 Senior Notes in April 2024.
Loss portfolio transfer
On April 30, 2024, SiriusPoint America Insurance Company (“SiriusPoint America”), a subsidiary of SiriusPoint Ltd., entered into a Master Agreement (the “Master Agreement”), dated as of April 30, 2024, made by and between SiriusPoint America and Clarendon National Insurance Company (“Clarendon National”), an insurer domiciled in Texas and an affiliate of Enstar Group Limited, a Bermuda exempted company.
Pursuant to the Master Agreement, at the closing of the transactions contemplated therein, among other documents, SiriusPoint America and Clarendon National will enter into a Loss Portfolio Transfer Reinsurance Agreement (the “LPT Agreement”), pursuant to which SiriusPoint America will cede and Clarendon National will assume 100% of the net liability with respect to certain workers’ compensation insurance exposures of SiriusPoint America (the “Subject Business”) on a funds withheld basis, subject to the terms and conditions of the LPT Agreement including an aggregate limit. Immediately prior to the effective date of the LPT Agreement, SiriusPoint will be commuting certain ceded workers’ compensation reinsurance contracts, and the liabilities related to those commuted contracts will be included in the Subject Business.
This transaction covers approximately $400 million of SiriusPoint reserves, including liabilities to be commuted, valued as of December 31, 2023, and the reinsurance premium. The aggregate limit under the LPT Agreements is 150% of the premium paid less certain adjustments for paid losses in the interim period prior to the effective date of the contract.
Webcast Details
The Company will hold a webcast to discuss its first quarter 2024 results at 8:30 a.m. Eastern Time on May 1, 2024. The webcast of the conference call will be available over the Internet from the Company’s website at www.siriuspt.com under the “Investor Relations” section. Participants should follow the instructions provided on the website to download and install any necessary audio applications. The conference call will be available by dialing 1-877-451-6152 (domestic) or 1-201-389-0879 (international). Participants should ask for the SiriusPoint Ltd. first quarter 2024 earnings call.
The online replay will be available on the Company's website immediately following the call at www.siriuspt.com under the “Investor Relations” section.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “believes,” “intends,” “seeks,” “anticipates,” “aims,” “plans,” “targets,” “estimates,” “expects,” “assumes,” “continues,” “should,” “could,” “will,” “may” and the negative of these or similar terms and phrases. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: our ability to execute on our strategic transformation, including re-underwriting to reduce volatility and improving underwriting performance, de-risking our investment portfolio, and transforming our business; the impact of unpredictable catastrophic events including uncertainties with respect to current and future COVID-19 losses across many classes of insurance business and the amount of insurance losses that may ultimately be ceded to the reinsurance market, supply chain issues, labor shortages and related increased costs, changing interest rates and equity market volatility; inadequacy of loss and loss adjustment expense reserves, the lack of available capital, and periods characterized by excess underwriting capacity and unfavorable premium rates; the performance of financial markets, impact of inflation and interest rates, and foreign currency fluctuations; our ability to compete successfully in the insurance and reinsurance market and the effect of consolidation in the insurance and reinsurance industry; technology breaches or failures, including those resulting from a malicious cyber-attack on us, our business partners or service providers; the effects of global climate change, including increased severity and frequency of weather-related natural disasters and catastrophes and increased coastal flooding in many geographic areas; geopolitical uncertainty, including the ongoing conflicts in Europe and the Middle East; our ability to retain key senior management and key employees; a downgrade or withdrawal of our financial ratings; fluctuations in our results of operations; legal restrictions on certain of SiriusPoint’s insurance and reinsurance subsidiaries’ ability to pay dividends and other distributions to SiriusPoint;

the outcome of legal and regulatory proceedings and regulatory constraints on our business; reduced returns or losses in SiriusPoint’s investment portfolio; our exposure or potential exposure to corporate income tax in Bermuda and the E.U., U.S. federal income and withholding taxes and our significant deferred tax assets, which could become devalued if we do not generate future taxable income or applicable corporate tax rates are reduced; risks associated with delegating authority to third party managing general agents, managing general underwriters and/or program administrators; future strategic transactions such as acquisitions, dispositions, investments, mergers or joint ventures; SiriusPoint’s response to any acquisition proposal that may be received from any party, including any actions that may be considered by the Company’s Board of Directors or any committee thereof; and other risks and factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and other subsequent periodic reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures and Other Financial Metrics
In presenting SiriusPoint’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). SiriusPoint’s management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of SiriusPoint’s financial performance, identifying trends in our results and providing meaningful period-to-period comparisons. Core underwriting income, Core net services income, Core income, and Core combined ratio are non-GAAP financial measures. Management believes it is useful to review Core results as it better reflects how management views the business and reflects the Company’s decision to exit the runoff business. Tangible book value per diluted common share is also a non-GAAP financial measure and the most comparable U.S. GAAP measure is book value per common share. Tangible book value per diluted common share excludes intangible assets. Management believes that effects of intangible assets are not indicative of underlying underwriting results or trends and make book value comparisons to less acquisitive peer companies less meaningful. The tangible book value per diluted common share is also useful because it provides a more accurate measure of the realizable value of shareholder returns, excluding intangible assets. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.
About the Company
SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents and Program Administrators. With over $3.0 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Stable) from AM Best, S&P and Fitch, and A3 (Stable) from Moody’s. For more information please visit www.siriuspt.com.
Contacts

Investor Relations
Dhruv Gahlaut, Head of Investor Relations and Chief Strategy Officer
Dhruv.gahlaut@siriuspt.com
+44 7514 659 918

Media
Natalie King, Global Head of Marketing and External Communications
Natalie.king@siriuspt.com
+ 44 20 3772 3102

SIRIUSPOINT LTD.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of March 31, 2024 and December 31, 2023
(expressed in millions of U.S. dollars, except per share and share amounts)

	March 31, 2024	December 31, 2023
Assets
Debt securities, available for sale, at fair value, net of allowance for credit losses of $0.0 (2023 - $0.0) (cost - $5,075.4; 2023 - $4,754.6)	$5,057.5	$4,755.4
Debt securities, trading, at fair value (cost - $433.3; 2023 - $568.1)	406.0	534.9
Short-term investments, at fair value (cost - $330.0; 2023 - $370.8)	329.9	371.6
Investments in related party investment funds, at fair value	105.6	105.6
Other long-term investments, at fair value (cost - $343.1; 2023 - $356.2) (includes related party investments at fair value of $170.6 (2023 - $173.7))	296.6	308.5
Equity securities, trading, at fair value (cost - $1.6; 2023 - $1.9)	1.6	1.6
Total investments	6,197.2	6,077.6
Cash and cash equivalents	867.5	969.2
Restricted cash and cash equivalents	218.9	132.1
Redemption receivable from related party investment fund	—	3.0
Due from brokers	16.4	5.6
Interest and dividends receivable	44.5	42.3
Insurance and reinsurance balances receivable, net	2,127.2	1,966.3
Deferred acquisition costs, net	320.8	308.9
Unearned premiums ceded	494.8	449.2
Loss and loss adjustment expenses recoverable, net	2,233.8	2,295.1
Deferred tax asset	290.7	293.6
Intangible assets	149.8	152.7
Other assets	174.2	175.9
Total assets	$13,135.8	$12,871.5
Liabilities
Loss and loss adjustment expense reserves	$5,565.3	$5,608.1
Unearned premium reserves	1,715.7	1,627.3
Reinsurance balances payable	1,780.5	1,736.7
Deposit liabilities	128.8	134.4
Deferred gain on retroactive reinsurance	25.8	27.9
Debt	770.6	786.2
Due to brokers	60.7	6.2
Deferred tax liability	48.9	68.7
Liability-classified capital instruments	83.2	67.3
Accounts payable, accrued expenses and other liabilities	335.9	278.1
Total liabilities	10,515.4	10,340.9
Commitments and contingent liabilities
Shareholders’ equity
Series B preference shares (par value $0.10; authorized and issued: 8,000,000)	200.0	200.0
Common shares (issued and outstanding: 169,753,232; 2023 - 168,120,022)	17.0	16.8
Additional paid-in capital	1,711.2	1,693.0
Retained earnings	691.8	601.0
Accumulated other comprehensive income (loss), net of tax	(17.4)	3.1
Shareholders’ equity attributable to SiriusPoint shareholders	2,602.6	2,513.9
Noncontrolling interests	17.8	16.7
Total shareholders’ equity	2,620.4	2,530.6
Total liabilities, noncontrolling interests and shareholders’ equity	$13,135.8	$12,871.5

SIRIUSPOINT LTD.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended March 31, 2024 and 2023
(expressed in millions of U.S. dollars, except per share and share amounts)

	2024	2023
Revenues
Net premiums earned	$593.8	$595.5
Net investment income	78.8	61.7
Net realized and unrealized investment gains	1.0	11.3
Net realized and unrealized investment gains from related party investment funds	—	0.8
Net investment income and net realized and unrealized investment gains	79.8	73.8
Other revenues	11.9	8.8
Total revenues	685.5	678.1
Expenses
Loss and loss adjustment expenses incurred, net	317.5	267.1
Acquisition costs, net	144.9	119.7
Other underwriting expenses	41.8	52.2
Net corporate and other expenses	56.0	60.0
Intangible asset amortization	2.9	2.4
Interest expense	20.5	12.8
Foreign exchange (gains) losses	(3.7)	0.1
Total expenses	579.9	514.3
Income before income tax expense	105.6	163.8
Income tax expense	(9.7)	(25.5)
Net income	95.9	138.3
Net income attributable to noncontrolling interests	(1.1)	(2.4)
Net income available to SiriusPoint	94.8	135.9
Dividends on Series B preference shares	(4.0)	(4.0)
Net income available to SiriusPoint common shareholders	$90.8	$131.9
Earnings per share available to SiriusPoint common shareholders
Basic earnings per share available to SiriusPoint common shareholders	$0.50	$0.76
Diluted earnings per share available to SiriusPoint common shareholders	$0.49	$0.74
Weighted average number of common shares used in the determination of earnings per share
Basic	168,934,114	160,905,860
Diluted	174,380,963	164,130,946

SIRIUSPOINT LTD.
SEGMENT REPORTING

	Three months ended March 31, 2024
	Reinsurance	Insurance & Services	Core	Eliminations (2)	Corporate	Segment Measure Reclass	Total
Gross premiums written	$356.4	$524.3	$880.7	$—	$25.9	$—	$906.6
Net premiums written	290.1	337.1	627.2	—	12.1	—	639.3
Net premiums earned	253.6	264.2	517.8	—	76.0	—	593.8
Loss and loss adjustment expenses incurred, net	124.6	176.5	301.1	(1.4)	17.8	—	317.5
Acquisition costs, net	69.8	65.2	135.0	(33.2)	43.1	—	144.9
Other underwriting expenses	19.3	18.1	37.4	—	4.4	—	41.8
Underwriting income	39.9	4.4	44.3	34.6	10.7	—	89.6
Services revenues	—	65.8	65.8	(37.1)	—	(28.7)	—
Services expenses	—	46.0	46.0	—	—	(46.0)	—
Net services fee income	—	19.8	19.8	(37.1)	—	17.3	—
Services noncontrolling income	—	(1.7)	(1.7)	—	—	1.7	—
Net services income	—	18.1	18.1	(37.1)	—	19.0	—
Segment income	39.9	22.5	62.4	(2.5)	10.7	19.0	89.6
Net investment income					78.8	—	78.8
Net realized and unrealized investment gains					1.0	—	1.0
Other revenues					(16.8)	28.7	11.9
Net corporate and other expenses					(10.0)	(46.0)	(56.0)
Intangible asset amortization					(2.9)	—	(2.9)
Interest expense					(20.5)	—	(20.5)
Foreign exchange losses					3.7	—	3.7
Income before income tax expense	$39.9	$22.5	62.4	(2.5)	44.0	1.7	105.6
Income tax expense			—	—	(9.7)	—	(9.7)
Net income			62.4	(2.5)	34.3	1.7	95.9
Net (income) loss attributable to noncontrolling interest			—	—	0.6	(1.7)	(1.1)
Net income available to SiriusPoint			$62.4	$(2.5)	$34.9	$—	$94.8

Underwriting Ratios: (1)
Loss ratio	49.1%	66.8%	58.1%				53.5%
Acquisition cost ratio	27.5%	24.7%	26.1%				24.4%
Other underwriting expenses ratio	7.6%	6.9%	7.2%				7.0%
Combined ratio	84.2%	98.4%	91.4%				84.9%
(1)Underwriting ratios are calculated by dividing the related expense by net premiums earned.
(2)Insurance & Services MGAs recognize fees for service using revenue from contracts with customers accounting standards, whereas insurance companies recognize acquisition expenses using insurance contract accounting standards. While ultimate revenues and expenses recognized will match, there will be recognition timing differences based on the different accounting standards.

	Three months ended March 31, 2023
	Reinsurance	Insurance & Services	Core	Eliminations (2)	Corporate	Segment Measure Reclass	Total
Gross premiums written	$396.2	$664.0	$1,060.2	$—	$50.3	$—	$1,110.5
Net premiums written	311.0	452.6	763.6	—	28.1	—	791.7
Net premiums earned	259.5	291.2	550.7	—	44.8	—	595.5
Loss and loss adjustment expenses incurred, net	85.6	172.5	258.1	(1.3)	10.3	—	267.1
Acquisition costs, net	66.0	71.7	137.7	(32.5)	14.5	—	119.7
Other underwriting expenses	28.2	19.3	47.5	—	4.7	—	52.2
Underwriting income	79.7	27.7	107.4	33.8	15.3	—	156.5
Services revenues	0.2	63.6	63.8	(34.3)	—	(29.5)	—
Services expenses	—	45.5	45.5	—	—	(45.5)	—
Net services fee income	0.2	18.1	18.3	(34.3)	—	16.0	—
Services noncontrolling income	—	(1.6)	(1.6)	—	—	1.6	—
Net services income	0.2	16.5	16.7	(34.3)	—	17.6	—
Segment income	79.9	44.2	124.1	(0.5)	15.3	17.6	156.5
Net investment income					61.7	—	61.7
Net realized and unrealized investment gains					11.3	—	11.3
Net realized and unrealized investment gains from related party investment funds					0.8	—	0.8
Other revenues					(20.7)	29.5	8.8
Net corporate and other expenses					(14.5)	(45.5)	(60.0)
Intangible asset amortization					(2.4)	—	(2.4)
Interest expense					(12.8)	—	(12.8)
Foreign exchange losses					(0.1)	—	(0.1)
Income before income tax expense	$79.9	$44.2	124.1	(0.5)	38.6	1.6	163.8
Income tax expense			—	—	(25.5)	—	(25.5)
Net income			124.1	(0.5)	13.1	1.6	138.3
Net income attributable to noncontrolling interest			—	—	(0.8)	(1.6)	(2.4)
Net income available to SiriusPoint			$124.1	$(0.5)	$12.3	$—	$135.9

Underwriting Ratios: (1)
Loss ratio	33.0%	59.2%	46.9%				44.9%
Acquisition cost ratio	25.4%	24.6%	25.0%				20.1%
Other underwriting expenses ratio	10.9%	6.6%	8.6%				8.8%
Combined ratio	69.3%	90.4%	80.5%				73.8%
(1)Underwriting ratios are calculated by dividing the related expense by net premiums earned.
(2)Insurance & Services MGAs recognize fees for service using revenue from contracts with customers accounting standards, whereas insurance companies recognize acquisition expenses using insurance contract accounting standards. While ultimate revenues and expenses recognized will match, there will be recognition timing differences based on the different accounting standards.

SIRIUSPOINT LTD.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS & OTHER FINANCIAL MEASURES
Non-GAAP Financial Measures
Core Results
Collectively, the sum of the Company's two segments, Reinsurance and Insurance & Services, constitute "Core" results. Core underwriting income, Core net services income, Core income and Core combined ratio are non-GAAP financial measures. We believe it is useful to review Core results as it better reflects how management views the business and reflects our decision to exit the runoff business. The sum of Core results and Corporate results are equal to the consolidated results of operations.
Core underwriting income - calculated by subtracting loss and loss adjustment expenses incurred, net, acquisition costs, net, and other underwriting expenses from net premiums earned.
Core net services income - consists of services revenues which include commissions, brokerage and fee income related to consolidated MGAs, and other revenues, and services expenses which include direct expenses related to consolidated MGAs, services noncontrolling income which represent minority ownership interests in consolidated MGAs. Net investment gains (losses) from Strategic investments which are net investment gains (losses) from our investment holdings, are no longer included in Core net services income, with comparative financial periods restated. Net services income is a key indicator of the profitability of the Company's services provided.
Core income - consists of two components, core underwriting income and core net services income. Core income is a key measure of our segment performance.
Core combined ratio - calculated by dividing the sum of Core loss and loss adjustment expenses incurred, net, acquisition costs, net and other underwriting expenses by Core net premiums earned. Accident year loss ratio and accident year combined ratio are calculated by excluding prior year loss reserve development to present the impact of current accident year net loss and loss adjustment expenses on the Core loss ratio and Core combined ratio, respectively. Attritional loss ratio excludes catastrophe losses from the accident year loss ratio as they are not predictable as to timing and amount. These ratios are useful indicators of our underwriting profitability.
Tangible Book Value Per Diluted Common Share
Tangible book value per diluted common share, as presented, is a non-GAAP financial measure and the most comparable U.S. GAAP measure is book value per common share. Tangible book value per diluted common share excludes intangible assets. Management believes that effects of intangible assets are not indicative of underlying underwriting results or trends and make book value comparisons to less acquisitive peer companies less meaningful. The tangible book value per diluted common share is also useful because it provides a more accurate measure of the realizable value of shareholder returns, excluding intangible assets.
The following table sets forth the computation of book value per common share, book value per diluted common share and tangible book value per diluted common share as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
	($ in millions, except share and per share amounts)
Common shareholders’ equity attributable to SiriusPoint common shareholders	$2,402.6	$2,313.9
Intangible assets	(149.8)	(152.7)
Tangible common shareholders' equity attributable to SiriusPoint common shareholders	$2,252.8	$2,161.2

Common shares outstanding	169,753,232	168,120,022
Effect of dilutive stock options, restricted share units and warrants	6,340,997	5,193,920
Book value per diluted common share denominator	176,094,229	173,313,942

Book value per common share	$14.15	$13.76
Book value per diluted common share	$13.64	$13.35
Tangible book value per diluted common share	$12.79	$12.47

Other Financial Measures
Annualized Return on Average Common Shareholders’ Equity Attributable to SiriusPoint Common Shareholders
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders is calculated by dividing annualized net income available to SiriusPoint common shareholders for the period by the average common shareholders’ equity determined using the common shareholders’ equity balances at the beginning and end of the period.
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders for the three months ended March 31, 2024 and 2023 was calculated as follows:

	2024	2023
	($ in millions)
Net income available to SiriusPoint common shareholders	$90.8	$131.9
Common shareholders’ equity attributable to SiriusPoint common shareholders - beginning of period	2,313.9	1,874.7
Common shareholders’ equity attributable to SiriusPoint common shareholders - end of period	2,402.6	2,029.9
Average common shareholders’ equity attributable to SiriusPoint common shareholders	$2,358.3	$1,952.3
Annualized return on average common shareholders’ equity attributable to SiriusPoint common shareholders	15.4%	27.0%